Nuveen Global High Income Fund

Majority of Votes Cast by Shareholders

Support the Fund’s Board

New York, April 12, 2021 – Nuveen Global High Income Fund (NYSE: JGH) (the “Fund”) today announced that at its Annual Meeting of Shareholders held on April 6, 2021, a majority of votes cast by shareholders favored the Fund’s current Class III trustees who were up for election. Shareholders voting at the meeting rejected the nominees proposed by a hedge fund manager.

“We want to thank the Fund’s shareholders for their active participation in protecting their long-term investment value,” said Terence J. Toth, Chair of the JGH Board of Trustees. “The votes for the Fund’s current trustees are a clear endorsement of your Board’s proven track record of enhancing long-term shareholder value and the ability of your Fund to deliver of its stated investment objective of providing you with high current income.”

Final Certified Voting Results

Election of Trustees

Class III Nominees	For	Withhold
Board Nominees
Jack B. Evans	8,124,602	1,957,045
Albin F. Moschner	8,117,901	1,963,746
Matthew Thornton III	9,791,096	290,551

Saba Nominees
Thomas H. McGlade	5,051,998	141,402
Abul Rahman	5,035,054	158,346

These results have been certified by First Coast Results, Inc., the independent Inspector of Election.

Pursuant to the Fund’s By-Laws, in a contested election of trustees, the vote of a majority of the outstanding shares of the Fund is necessary to elect a trustee. Accordingly, the Fund’s current Class III Trustees will hold over as trustees of the Fund until their respective successors are duly elected and qualified.